AMENDMENT TO VARIABLE ANNUITY                   EX-7c
                        GUARANTEED MINIMUM DEATH BENEFIT
                              REINSURANCE AGREEMENT

     THIS AMENDMENT TO VARIABLE ANNUITY GUARANTEED MINIMUM DEATH BENEFIT REINSURANCE AGREEMENT (the "Amendment") is made and entered effective as of March 31, 2009, (the "AMENDMENT EFFECTIVE DATE"), by and between Jackson National Life Insurance Company, Lansing, Michigan (the "CEDING COMPANY"), and Prudential Atlantic Reinsurance Company Limited (formerly known as Prudential Atlantic Company Limited), Dublin, Ireland (the "REINSURER").

                                  WITNESSETH:

     WHEREAS, the CEDING COMPANY and the REINSURER are parties to that certain Variable Annuity Guaranteed Minimum Death Benefit Reinsurance Agreement made and entered into effective as of December 31, 2002, as amended (the "Agreement").

     WHEREAS, Article VII of the Agreement provides that it is the intention of the REINSURER and the CEDING COMPANY that the CEDING COMPANY qualifies for reinsurance credit in the state of Michigan for reinsurance ceded under the Agreement, and that the REINSURER agrees to secure its obligations under the Agreement with a letter of credit or, alternatively, any other form of security permitted pursuant to Michigan Insurance Code section 500.1105; and

     WHEREAS, Michigan Insurance Code section 500.1105 permits reinsurers to secure their obligations to a ceding insurer through the holding of funds in a trust for the ceding insurer; and

     WHEREAS, the CEDING COMPANY and the REINSURER desire that the REINSURER secure its obligations under the Agreement through the holding of funds in a trust for the ceding insurer; and in connection therewith, the CEDING COMPANY and the REINSURER desire to amend Articles I and VII of the Agreement as set forth herein;

     NOW,  THEREFORE,  in  consideration  of the  premises  and  other  good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the parties hereto agree as follows:

     A. DEFINED TERMS. Unless defined herein or the context otherwise requires, capitalized terms appearing in this Amendment shall have the meaning ascribed to such terms as set forth in the Agreement.

     B. AMENDMENT TO AGREEMENT. The Agreement is hereby amended as set forth in this Section B, effective as of the AMENDMENT EFFECTIVE DATE.


          B.1. REVISION TO ARTICLE I OF THE AGREEMENT. Article I.B. of the Agreement is hereby amended to add the following additional defined terms:

MICHIGAN INSURANCE CODE      Act No. 218 of the Michigan Public Acts of 1956, as
                             amended, being ss. 500.100 et seq. of the Michigan
                             Compiled Laws.

QUALIFIED UNITED             An institution that meets the requirements
STATES FINANCIAL             of Section 500.1101 of the MICHIGAN INSURANCE CODE.
INSTITUTION

TRUST ACCOUNT                As defined in Article VII, Paragraph C.

TRUSTEE                      As defined in Article VII, Paragraph C.

          B.2. REVISION TO ARTICLE VII OF THE AGREEMENT. Article VII of the Agreement is hereby amended by deleting the existing Article VII and replacing it with the following new Article VII:

                             ARTICLE VII - RESERVES

A. It is the intention of both the REINSURER and the CEDING COMPANY that the CEDING COMPANY qualifies for reinsurance credit in the state of Michigan for reinsurance ceded hereunder. Without limiting the generality of the immediately preceding sentence, the REINSURER shall, in conformity with all applicable laws and regulations governing the REINSURER, take any and all commercially reasonable steps within its control so that the CEDING COMPANY may take full credit in its SAP financial statements for the business ceded under this Agreement.

B. Without limiting the generality of the foregoing Paragraph A, it is agreed that when the CEDING COMPANY establishes SAP RESERVES for the GMDB RISK reinsured hereunder, as required by Michigan law, the CEDING COMPANY will forward to the REINSURER a statement showing such reserves. The REINSURER agrees to secure its obligations under this Agreement with a letter of credit, through a trust for the benefit of the CEDING COMPANY, and/or any other form of security permitted pursuant to Michigan Insurance Code section 500.1105.

C. If all or any portion of the REINSURER'S obligations under this Agreement are to be secured through a trust for the benefit of the CEDING COMPANY, the REINSURER shall enter into a trust agreement with a QUALIFIED UNITED STATES FINANCIAL INSTITUTION, as trustee (the "TRUSTEE"), pursuant to which the TRUSTEE shall establish a trust account (the "TRUST ACCOUNT") for the benefit of the CEDING COMPANY for the purpose of securing the REINSURER's obligations to the CEDING COMPANY under this Agreement. During such time as all or a portion of the REINSURER's obligations are secured through such TRUST ACCOUNT:

     1. The assets deposited in the TRUST ACCOUNT shall be valued according to their current fair market value and shall consist only of cash (United States legal tender), certificates of deposit issued by a United States bank and payable in United States legal tender, and investments of the types permitted by MICHIGAN INSURANCE CODE sections 500.901 to 500.947, or any combination of cash, certificates of deposit, or investments specified in rule 500.1123 of Michigan's insurance regulations, if the investments are issued by an entity that is not the parent, subsidiary, or affiliate of either the REINSURER or the CEDING COMPANY.

     2. The REINSURER, before depositing assets with the TRUSTEE, shall execute assignments or endorsements in blank or transfer legal title to the TRUSTEE of all shares, obligations, or any other assets requiring assignments, so that the CEDING COMPANY, or the TRUSTEE upon the direction of the CEDING COMPANY, may, if necessary, negotiate the assets without the consent or signature from the REINSURER or any other entity.

     3. All settlements of account between the CEDING COMPANY and the REINSURER shall be made in cash or its equivalent.

     4. The REINSURER and the CEDING COMPANY agree that the assets in the TRUST ACCOUNT may be withdrawn by the CEDING COMPANY at any time, notwithstanding any other provisions in this Agreement, and shall be used and applied by the CEDING COMPANY or its successors in interest by operation of law, including, without limitation, any liquidator, rehabilitator, receiver, or conservator of the CEDING COMPANY, without diminution because of insolvency on the part of the CEDING COMPANY or the REINSURER, only for the following purposes:

          a. To reimburse the CEDING COMPANY for the REINSURER's share of annuity considerations returned to the owners of ANNUITY CONTRACTS reinsured under this Agreement because of cancellation of the ANNUITY CONTRACTS.

          b. To reimburse the CEDING COMPANY for the REINSURER's share of surrenders and benefits or losses paid by the CEDING COMPANY pursuant to the provisions of the ANNUITY CONTRACTS reinsured under this Agreement.

          c. To fund an account with the CEDING COMPANY in an amount at least equal to the deduction for reinsurance ceded from the CEDING COMPANY's liabilities for ANNUITY CONTRACTS ceded under this Agreement, apart from its general assets, in trust in favor of the REINSURER for the uses and purposes specified in subparagraphs C.4.a, b, and d of this Article VII as may remain executory after withdrawal and for any period after the termination of this Agreement. The account shall include, but not be limited to, amounts for all of the following: (a) contract reserves; (b) claims and losses incurred, including losses incurred but not reported; (c) loss adjustment expenses; and (d) unearned premium reserves.

          d. To pay any other amounts the CEDING COMPANY claims are due under this Agreement.

     5. The REINSURER shall have the right to seek approval from the CEDING COMPANY to withdraw from the TRUST ACCOUNT all or any part of the trust assets and transfer the assets to the REINSURER, if either of the following provisions is satisfied:

          a. The REINSURER shall, at the time of withdrawal, replace the withdrawn assets with other qualified assets that have a market value equal to the market value of the assets withdrawn so as to maintain, at all times, the deposit in the required amount.

          b. After withdrawal and transfer, the market value of the TRUST ACCOUNT is not less than 102% of the required amount.

          The CEDING COMPANY shall not unreasonably or arbitrarily withhold its approval.

     6. The CEDING COMPANY shall return of any amount withdrawn in excess of the actual amounts required under subparagraphs C.4.a, b, and c of this Article VII, or, for purposes of subparagraph C.4.d of this
          Article VII, any amounts that are subsequently determined not to be due.

     7. The CEDING COMPANY shall pay interest to the REINSURER, at a rate that is not more than the prime rate of interest, on any amounts held by the CEDING COMPANY pursuant to subparagraph C.4.c of this Article VII.

     8. The CEDING COMPANY and the REINSURER agree that any arbitration panel or court of competent jurisdiction may award any of the following:

          a. Interest at a rate different from that provided in paragraph C.7 of this Article VII.

          b.   Court or arbitration costs.

          c.   Attorney fees.

          d.   Any other reasonable expenses.

     C. EFFECT ON AGREEMENT. The execution of this Amendment shall not alter, limit, restrict, abridge or otherwise amend or affect any of the rights of the parties hereto as set forth in the Agreement except as explicitly set forth in Section B of this Amendment. If there is a conflict between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall control.

     D.   COUNTERPARTS.   This   Amendment  may  be  executed  in  two  or  more
counterparts, which together shall be considered one and the same agreement and each of which shall be deemed an original.

     E. TITLES AND HEADINGS. All titles and headings to Sections of this Amendment are inserted for the convenience of the parties, and shall not be used in any way to modify, limit, construe, or otherwise affect this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed in duplicate on the dates indicated to be effective as of the AMENDMENT EFFECTIVE DATE.

Prudential Atlantic Reinsurance Company          Jackson National Life Insurance
Company Limited (formerly known as Prudential
Atlantic Company Limited)

By:  PETER L TOWERS                              By: LISA C. DRAKE

Name:  PETER L TOWERS                            Name  LISA C. DRAKE

Title:   DIRECTOR                                Title:  SVP & CHIEF ACTUARY

Date:    31 MARCH 2009                           Date  MARCH 31, 2009












Prudential Atlantic Reinsurance         Jackson National Life Insurance Company
Company Limited (formerly known
as Prudential Atlantic Company
Limited)

By:  PETER L. TOWERS                    By:  LISA C. DRAKE
Name:  Peter L. Towers                  Name:  Lisa C. Drake
Title:  Director                        Title SVP & Chief Actuary
Date:  31/3/09                          Date:  March 31, 2009